Exhibit 99.1

Superclick Inc.
First Quarter 2007 Financial Update Conference Call
March 12, 2007

Operator:  I’ll be your conference operator today. At this time I would like to welcome everyone to the Superclick First Quarter 2007 Financial Update Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer period. If you would like to pose a question during this time, please press star then the number one on your telephone keypad. If you would like to withdrawal your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Sandro Natale, President and CEO of Superclick. Sir, you may begin your conference.

Sandro Natale: Thank you Cheryl. Good afternoon. Thank you for joining us for the Superclick First Quarter Financial Results Conference Call. The press release announced the first quarter results ending January 31st, 2007 was released last Thursday, March 8th and is available on most financial websites.

Joining me today is Mr. Jean Perrotti, our Chief Financial Officer of Superclick.

Prior to beginning the call, I would like to read the following looking-forward event of statement. The statements include - included in this conference may construe forward-looking statements with the meaning of Privacy Security Litigation Reform Act of 1995. Such statements including both not limited to 2007 financial guidance involve a number or risks and uncertainties, such as the company’s ability to obtain new contracts and accurately estimate new revenues due to uncertain regulatory guidance, variability in the size, scope and duration of the projects and internal issues of the sponsoring clients, competitive factors, technological demands and market demands. As a result actual results may differ materially from the financial outlook stated during this call. Future information on potential factors that could affect the company’s financial results can be found on the company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The company undertakes no obligations to publicly update any forward-looking statement, whether a result of new information, future events or otherwise.

Let me first give some highlights for the first quarter. Jean will then discuss the detailed financials for the quarter and provide some color surrounding the first quarter of 2007. I will then end my outline of our strategies for 2007.

I am proud to announce, in the first quarter of 2006 - sorry seven, Superclick was selected by Swisscom as their HSA provider to deliver their next generation product in the North American and European market. I am proud also to announce that in the first quarter of 2007, the company hotel chain Four Season, one of the most prestigious brands in the world, has selected Superclick SIMS as one of their official gateways.

We are also strengthening our relationship with the InterContinental Hotel Group, where they have now converted three of their flagship properties to the Superclick platform. We have officially deployed our first real time MDS pilot and I am proud to announce we have great success, some of our 2007 first quarter successes.

Overall, we are pleased with the process that has been made in our business over the past year, both in terms of increased operational efficiencies and in turn reducing costs and efficiencies in operating our business.

As well, we continue to build momentum in the market with our SIMS IP Management products, with our customers increasing our customer support business, and developing enhancements to our products that we believe meet the next key customer needs. In addition, we are looking forward to releasing our MDS product on a broad commercial rollout in 2007.

I will now let Jean Perrotti speak about our financial results for the first quarter entering 2007.

Jean Perrotti: Thank you Sandro. Now I would like to go through our first quarter results for the period ended January 31, 2007, beginning with our results of operation. I would also like to mention that for ease, the amounts used in my discussion have been rounded.

Revenue for the three months ended January 31, 2007 and 2006 were 762,000 and 662,000 respectively compared to the same period last year. A three months favorable variance of 100,000 or 15% was mainly due to an increase in the number of rooms under support.

The gross profit for the three months ended January 31, 2007 and 2006 was 371,000 and 207,000 respectively. The three months year-over-year increase in gross profit of 164,000 or 79% was mainly due to the growth in room support activity, which increased 47.5% compared to the same period last year. The increase in gross profit along with efficient streamlined operating activities resulted in the margins to increase by 55.6% 48.7% compared to 31.3 for the same period last year.

Selling, general and administrative expenses for the three months ended January 31, 2007 and ’06 were $305,000 or 40% and 619,000 or 93.4% respectively. The three month year-over-year favorable variance of $314,000 or 51% was mainly due to savings realized as a result of restructuring efforts and a stronger US dollar compared to the Canadian dollar during the period.

Research and development expenses for the three months ended Jan 31, ’07 and ’06 were 38,000 or 4.9% and $64,000 or 9.6% respectively. The three month year-over-year favorable variance of 26,000 or 41% was mainly due to lower R&D equipment purchases and lower headcount between departments.

As a result, income from operations for the three months ended January 31, 2007 was 12,000 or 1.6% compared to a loss of $495,000 or 74.8% respectively.

Total other income and expenses for the quarter was net expenses of $74,000 and $295,000 for the same quarter last year. The three month year-over-year favorable variance is mainly due to the conversion feature, the first financing costs and warrant discounts relating to the convertible debenture having been fully amortized as at year-end October 31, ’06.

As a result, the net loss for the three months ended Jan 31, ’07 was $61,000 or 8.1% compared to a loss of $790,000 or 119.4% for the same period last year. Based on weighted average common shares outstanding, basic and diluted, for the three months of 37.4 million, our net loss per common share was $0.002 compared to $0.028 last year on 28.5 million shares weighted average.

I would now like to highlight some key points on the consolidated balance sheet as at Jan 31, ’07 and consolidated statement of cash flow for the three months ended for the same period.

During the quarter, the company financed operations solely with cash generated through sales and collection of its accounts receivable. Working capital ratio defined as cash and receivables over regular trade and payroll payables remain stable compared to Q4 of ’06. The ratio at the end of the quarter was 1.8 to 1 compared to 1.8 to 1 in Q4 of ’06.

For the quarter ended ’07 and ’06, cash used for operating activities was $72,000 compared to 178,000 respectively for the same period last year, whereas cash used for investing and financing activities was $3,300 compared to $8,000 last year.

After taking into account the effects of foreign exchange, there was a net decrease in cash of $116,000 this quarter compared to a net decrease in cash of $188,000 for the quarter ended January 31, ’06.

With respect to the convertible debenture, during the quarter the company exchanged $202,500 of principal and interest in exchange for 3.1 million shares of common stock and $71,000 of common stock payable, which resulted in the issuance of 1.7 million shares of common stock in February of ’07.

That concludes my review of the quarter. Now I’ll turn the call back to Sandro for some thoughts and observations on our strategy for 2007.

Sandro Natale: Thank you very much Jean. Let’s talk about what’s going on in the industry in 2007 and how Superclick can play an important role here, is we are seeing a progressive increase of high speed users or the importance of Internet access is rated number three by J.D. Powers. A large percentage of our client base have working - network dating back more than two to three years, which require upgrades. This means the hotels are no longer able to support the increased user counts with their aging infrastructures, opening up a business opportunity of Superclick to deliver a turnkey service.

We are also seeing an increase of new hotel builds. The hotel industry is healthy now. We see a lot of hotels being built and Superclick is being selected or being requested to put in bids to be able to support the infrastructures in these hotels.

So ultimately the market is open. There is an availability for Superclick to deliver a lot of their services, there are a lot of hotels that have networks installed by companies that are not as credible as Superclick and we are now being asked to look at those infrastructures and see what we can do to fix some of those networks and bring up those guest satisfaction scores that the hotel chains seem to be continuously complaining about.

So with the Superclick MDS, SIMS and MAMA products, we cater to all of the needs that the market has today and what the market needs, and looking forward to what is available to the market and how do we leverage some of our infrastructure to generate revenues.

So Superclick is ready and willing to support whatever infrastructures are out there, ready and willing to maintain whatever infrastructures are out there in delivering the next generation product while we deliver revenues while leveraging the existing infrastructure that is available. That’s pretty much the outlook for 2007 and we will have more as the quarter goes forward.

I will now open the floor to any discussions and questions and answers. Operator.

Operator: At this time, I would like to remind everyone, if you would like to pose a question, please press star then the number one on your telephone keypad. We will pause for just moment to compile the Q&A roster.

Your first question comes from Keith Reinhardt of Amalfi Research Group.

Keith Reinhardt: Hello gentlemen. I was just wondering, after the successful install at the New York Palace Hotel, I believe it was 900 rooms, if you guys had received any additional feedback and if that was expected to yield more installs and future contracts in 2007?

Sandro Natale: Yes, it’s exactly where we’re going. You know, we had some discussions with a lot of our properties, and not only the New York Palace but some other hotels, as an example, the InterContinental Hotel Group. We are doing such great work in some of their other flagship properties that we are now being asked to look at some of the other hotels that they have with other companies out there.

One of the things we’re looking at with our existing customer base is - and you have to understand a little bit how this industry works. This industry is you have the brand hotels, then each hotel is owned by an asset management company, which that company there owns a multiple of hotels, so we do have a lot of customer base out there where they have 40 hotels, we have only five or 10 of their 40 hotels and the other 30 are, you know, spread out amongst some of our other competitors in the market, and what some of our customers are starting to realize is that we do care of the importance of the guest experience. We do care that, you know, the network works and the infrastructure is in place and we do have all the necessary tools to deliver that willingness of caring for the guest experience.

So a lot of them are saying, well, you know, I’ve got some other properties I want you to take a look at. Can you do what you’re doing in my other properties and, you know, the ones that are having and proving to have some challenges? So we are obviously going after our existing customer base and trying to upgrade some of their existing customers, some of their existing properties and take some of that business into Superclick.

Operator: Does that answer your question Keith?

Keith Reinhardt: Absolutely. Thank you very much.

Operator: Once again, as a reminder, if you would like to pose a question, please press star then the number one on your telephone keypad.

Your next question comes from Jean Carriere of CCI Services.

Jean Carriere: Hi Sandro. I was wondering, are you able to disclose how many rooms would be up that you guys have submitted for RFPs or RFQs for the first half of 2007?

Sandro Natale: Well that information, due to the fact that, you know, some of these opportunities are non-disclosed to the public market, we cannot disclose the exact room count of what we have.

Jean Carriere: No, just approximately though?

Sandro Natale: Even as an approximation, it’s a little tough but we are going to be adding a significant amount of rooms to our existing room base.

Jean Carriere: Okay. Second question. How do you guys want to fund the MDS rollout? Are you guys going to do it through working capital or could it be possible that you guys are going back to the equity markets for that?

Sandro Natale: Well, right now the MDS market is proving to be a very high targetable market. We met with a couple of brands and some ownership companies out there, we’ve shown them what the product does. Our motto for the MDS is outright selling, the gateway outright selling and licensing any support model. A lot of the brands and companies that we’ve met out there are very interested and basically buying the solution themselves, and having full ownership and having full revenue from that.

Are we looking at the potential of going out there and installing the products ourselves and retaining ownership of the product? It could be an option, and if it is, we do have already some investors that might be interested in following through on that.

Jean Carriere: Alright thanks.

Operator: Again, that is star one to ask a question. There appear to be no more questions at this time. I will turn the floor over back to your host Mr. Sandro Natale for any closing remarks.

Sandro Natale:  I would like to thank everybody for joining us here today. I appreciate the two questions that were asked and I hope I was able to answer your questions. If anybody has any other question, please feel free to contact me. My credentials are available on the web and I would like to thank everybody for joining us again.

Operator: This concludes today’s Superclick First Quarter 2007 Financial Update Conference Call. You may now disconnect.